Exhibit 107

Calculation of Filing Fee Tables

SCHEDULE 14C
(Form Type)

SISECAM RESOURCES LP
(Name of Registrant as Specified In Its Charter)

Table 1 - Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$131,219,775	0.00011020	$14,460.42
Fees Previously Paid	—		—
Total Transaction Valuation	$131,219,775
Total Fees Due for Filing			$14,460.42
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$14,460.42

(1)	Title of each class of securities to which transaction applies: Common units representing limited partner interests (the “Common Units”) in Sisecam Resources LP.
(2)	Aggregate number of securities to which transaction applies: 5,248,791 Common Units.
(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, the maximum aggregate value was determined based upon: 5,248,791 Common Units multiplied by $25.00 per Common Unit. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the product calculated in the preceding sentence by 0.00011020.

(4)	Proposed maximum aggregate value of transaction: $131,219,775.
(5)	Total fee paid: $14,460.42

Table 2 - Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		—	—	—		—
Fee Offset Sources	—	—	—		—		—